As filed with the Securities and Exchange Commission on March 25, 2011
Registration No. 333-158555

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
––––––––––
Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
––––––––––
PURE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)
––––––––––

Delaware	33-0530289
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
––––––––––
1725 Gillespie Way
El Cajon, California 92020
(619) 596-8600
 (Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)
––––––––––
Michael L. Krall
President and Chief Executive Officer
1725 Gillespie Way
El Cajon, California 92020
(619) 596-8600
 (Name, address, including zip code and telephone number,
including area code, of agent for service)
––––––––––
Copy to:
––––––––––
Scott M. Stanton
R. Matthew Steiner
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
(858) 720-5100
––––––––––
Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
––––––––––

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer

☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company
––––––––––

CALCULATION OF REGISTRATION FEE
	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to be Registered	Registered	Offering Price per share	Aggregate Offering Price	Registration Fee
See Below (1)	NA	NA	NA	NA

(1)
No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement on Form S-3 (File No. 333-158555). Therefore, no further registration fee is required.

Post-Effective Amendment No. 1 to Form S-3

EXPLANATORY STATEMENT

Reincorporation; Assumption of Registration Statement

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-158555) (the “Registration Statement”) by Pure Bioscience, a California corporation (“Pure California”), the predecessor of Pure Bioscience, Inc., a Delaware corporation (the “Company”).  The Company succeeded to the interests of Pure California following a reincorporation effected pursuant to an Agreement and Plan of Merger, dated as of March 24, 2011 (the “Merger Agreement”), between Pure California and the Company.  The Merger Agreement provided for, among other things, the merger of Pure California with and into the Company, a wholly owned subsidiary of Pure California (the “Merger”).  The Merger Agreement was approved by the shareholders of Pure California at the annual meeting of shareholders held on January 19, 2011, and adjourned and continued on February 20, 2011, for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the Merger and upon the effective date of the Merger, each outstanding share of common stock, no par value, of Pure California was automatically converted into one share of common stock, $0.01 par value, of the Company.  Immediately prior to the consummation of the Merger, the Company had nominal assets and liabilities.

In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Company, as successor issuer to Pure California, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.  The applicable registration fees were paid at the time of the original filing of this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15.  Indemnification of Directors and Officers.

The Company’s certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (“DGCL”), the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company.  Under the DGCL, the directors have a fiduciary duty to the Company, which is not eliminated by these provisions of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available.  This provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers.  The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.  The Company’s bylaws provide that it shall indemnify, to the fullest extent permitted by the DGCL and applicable law, as may be amended, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of the Company’s directors, officers, employees or agents or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any indemnification payments made to such person by the Company) reasonably incurred or suffered by such person.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 16.  Exhibits

The following exhibits are filed with this Registration Statement.

Exhibit Number	Description of Document
2.1 (2)	Agreement and Plan of Merger, dated March 24, 2011, by and between Pure Bioscience and Pure Bioscience, Inc.
3.1 (2)	Certificate of Incorporation of Pure Bioscience, Inc.
3.2 (2)	Bylaws of Pure Bioscience, Inc.
4.1	Reference is made to Exhibits 3.1 and 3.2
4.2 (1)	Form of Specimen Preferred Stock Certificate
4.3 (1)	Form of Certificate of Determination
4.4 (1)	Form of Common Stock Warrant Agreement and Warrant Certificate
4.5 (1)	Form of Preferred Stock Warrant Agreement and Warrant Certificate
4.6 (1)	Form of Unit Agreement
5.1 *	Opinion of Morrison & Foerster LLP
12.1 (3)	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1 *	Consent of Mayer Hoffman McCann P.C.
23.2 *	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1 *	Power of Attorney (included on signature page)

(1)	To be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, if applicable.
(2)	Incorporated by reference to the exhibit of the same number from the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 25, 2011.
(3)	Previously filed with the original filing of this Registration Statement.
*	Filed herewith.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any to the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any existing provision or arrangement whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)
That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Cajon, State of California on March 25, 2011.

PURE BIOSCIENCE, INC.

By:	/s/ Michael L. Krall
Michael L. Krall President, Chairman, Chief Executive Officer (Principal Executive Officer)

By:	/s/ Andrew J. Buckland
Andrew J. Buckland Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors does hereby constitute and appoint each of Michael L. Krall and Andrew J. Buckland, or their respective substitute or substitutes, as his or her true and lawful attorney-in-fact and agent, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement and to any and all instruments, documents or exhibits filed as part of or in conjunction with this registration statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.  In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Gregory Barnhill	Director	March 25, 2011
Gregory Barnhill

/s/ Dennis Brovarone	Director	March 25, 2011
Dennis Brovarone

/s/ Andrew J. Buckland	Chief Financial Officer	March 25, 2011
Andrew J. Buckland	(Principal Financial Officer and Principal Accounting Officer)

/s/ John J. Carbone, M.D.	Director	March 25, 2011
John J. Carbone, M.D.

/s/ Michael L. Krall	President, Chairman, Director and Chief Executive Officer	March 25, 2011
Michael L. Krall	(Principal Executive Officer)

/s/ Paul V. Maier	Director	March 25, 2011
Paul V. Maier

/s/ Donna Singer	Executive Vice President and Director	March 25, 2011
Donna Singer

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1 (2)	Agreement and Plan of Merger, dated March 24, 2011, by and between Pure Bioscience and Pure Bioscience, Inc.
3.1 (2)	Certificate of Incorporation of Pure Bioscience, Inc.
3.2 (2)	Bylaws of Pure Bioscience, Inc.
4.1	Reference is made to Exhibits 3.1 and 3.2
4.2 (1)	Form of Specimen Preferred Stock Certificate
4.3 (1)	Form of Certificate of Determination
4.4 (1)	Form of Common Stock Warrant Agreement and Warrant Certificate
4.5 (1)	Form of Preferred Stock Warrant Agreement and Warrant Certificate
4.6 (1)	Form of Unit Agreement
5.1 *	Opinion of Morrison & Foerster LLP
12.1 (3)	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1 *	Consent of Mayer Hoffman McCann P.C.
23.2 *	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1 *	Power of Attorney (included on signature page)

(1)	To be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, if applicable.
(2)	Incorporated by reference to the exhibit of the same number from the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 25, 2011.
(3)	Previously filed with the original filing of this Registration Statement.
*	Filed herewith.